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                                                                   EXHIBIT 3.2


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                   1996 SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                             AMERICAN BIOMED, INC.

                        (Pursuant to Section 151 of the
                       Delaware General Corporation Law)




         American Biomed, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "BOARD OF DIRECTORS" or the "BOARD") in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         1996 Series B Convertible Preferred Stock:

                           I.  Designation and Amount

         The designation of this series, which consists of 2,500 shares of Preferred Stock, is the 1996 Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the stated value shall be One Thousand Dollars ($1,000.00) per share (the "STATED VALUE").
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                                   II.  Rank

         All shares of the Series B Preferred Stock shall rank (i) prior to the Corporation's Common Stock, par value $.001 per share (the "COMMON STOCK");
(ii) except as specifically provided herein, prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "JUNIOR SECURITIES"); (iii) pari passu with (A) the Corporation's 1996 Series A Convertible Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED STOCK"), (B) a to be created new class of the Corporation's Preferred Stock, par value $.001 per share (the "NEW PREFERRED STOCK"), having such designations, rights and preferences as may be designated by the Corporation's Board of Directors provided, that, such new class of Preferred Stock shall have been issued within sixty (60) days of the closing of the transactions contemplated by that certain Securities Purchase Agreement, dated as of November 4, 1996, by and between the Company and the Purchaser listed on the execution page thereof and shall not have an aggregate liquidation preference in excess of [$2,000,000] and (C) any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (collectively, the "PARI PASSU SECURITIES"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (the "SENIOR SECURITIES"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.


                               III.  No Dividends

         The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

                          IV.  Liquidation Preference

                 A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator,



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assignee, custodian, trustee, sequestrator (or other similar official) of the
Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event (a "LIQUIDATION EVENT"), the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series B Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined in Article IV.C) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities (except certain of the Company's intellectual property rights, as to which the holders of Series A Preferred Stock have been granted a first lien and security interest, pursuant to the terms of that certain Security Agreement dated November 4, 1996, in order to secure the Company's obligations to such holders under
Section V and VI of the Certificate of Designation governing the Series A Preferred Stock) of shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

                 B. At the option of the holders of 50% or more of the then outstanding shares of Series B Preferred Stock, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other Person (as defined below) or Persons when the Corporation is not the survivor shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Article IV; or (ii) be treated pursuant to Article VI.C hereof. "PERSON" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

                 C. For purposes hereof, the "LIQUIDATION PREFERENCE" with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) an amount equal to ten percent (10%) per annum of such Stated Value for the period beginning on the date of issuance of such share and ending on the date of the Liquidation Event.

                   V.  Redemption of Series B Preferred Stock

                 A. Except as provided in Articles V.B and C below, the Series B Preferred Stock is not subject to redemption.





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                 B.       In the event that the Corporation (i) fails to issue
shares of Common Stock to the holders of Series B Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Designation (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of Article VI.E. below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), (ii) fails to transfer any certificate for shares of Common Stock issued to the holders upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation or the Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") or (iii) fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, dated as of November 4, 1996, by and between the Corporation and the other signatories thereto with respect to the original issuance of the Series B Preferred Stock (the "SECURITIES PURCHASE AGREEMENT") or the Registration Rights Agreement (each of the foregoing failures being a "MANDATORY REDEMPTION EVENT") and any such failure shall continue uncured for ten (10) business days after the Corporation shall have been notified thereof in writing by the holder; then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in clauses (i) - (iii) above, at the option of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock by written notice (the "MANDATORY REDEMPTION NOTICE") to the Corporation of such Mandatory Redemption Event, the Corporation shall purchase all of the then outstanding shares of Series B Preferred Stock for an amount per share (the "MANDATORY REDEMPTION AMOUNT") equal to 125% multiplied by the Mandatory Redemption Price in effect at the time of the redemption hereunder.

                 (i) The "MANDATORY REDEMPTION PRICE" with respect to each share of Series B Preferred Stock shall mean the amount equal to the greater of (A) (x) the number of shares of Common Stock to which such failure relates, multiplied by (y) the greater of (i) the last reported sale price of the Common Stock on the OTC Bulletin Board (the "BULLETIN BOARD"), or the closing bid price of the Common Stock on the National Association of Securities Dealers, Inc. Small Cap Market (the"SMALLCAP") or the principal securities exchange or other securities market on which the Common Stock is then being traded (the "CLOSING PRICE") on the Closing Date under the Securities Purchase Agreement (the "CLOSING DATE") and (ii) the Closing Price of the Common Stock on the Conversion Default Date (as defined below) and (B) the sum of (x) the Stated Value thereof plus (y) the amount equal to ten percent (10%) per annum of such Stated Value for the period beginning on the issuance of such share and ending on the Conversion Default Date.





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                 (ii)     If the Corporation fails to pay the Mandatory
Redemption Amount for each share within five (5) business days of written notice that such amount is due and payable, then each holder of Series B Preferred Stock shall have the right at any time, so long as the Mandatory Redemption Event continues to require the Corporation, upon written notice, to immediately issue (in accordance with the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series B Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.





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                 C.       The Company shall have the right, in its sole
discretion, to redeem (an "OPTIONAL REDEMPTION") all of the Series B Preferred Stock then outstanding at the Optional Redemption Price (as defined herein), in accordance with the redemption procedures set forth below. The Company shall effect such Optional Redemption by giving at least thirty (30) days and not more than sixty (60) days prior written notice (the "OPTIONAL REDEMPTION NOTICE") to the holders of Series B Preferred Stock at the address and facsimile number of such holder appearing in the Company's register for the Series B Preferred Stock, which Optional Redemption Notice shall be deemed to have been delivered three (3) business days after the Company's mailing (by
overnight courier, with a copy by facsimile) of such notice.   Such Optional
Redemption Notice shall indicate the date on which such redemption is to become effective (the "EFFECTIVE DATE OF THE OPTIONAL REDEMPTION") and the Optional
Redemption Price.   Holders of Series B Preferred Stock may convert their
shares of Series B Preferred Stock into Common Stock (and the restrictions imposed by Article VI.A (ii) hereof shall not apply to any such conversion) by delivering a Notice of Conversion (as defined herein) to the Company at any time prior to the Effective Date of the Optional Redemption.

                 The Optional Redemption Price, shall be paid to the holder of the Series B Preferred Stock within ten (10) business days of the Effective Date of the Optional Redemption; provided, however, that the Company shall not be obligated to deliver any portion of the Optional Redemption Price until either the certificate(s) evidencing the Series B Preferred Stock being redeemed are delivered to the office of the Company, or the holder notifies the Company that such certificate(s) have been lost, stolen or destroyed and delivers appropriate documentation to the Company pursuant to Article VI D(a) hereof. Notwithstanding anything herein to the contrary, in the event that the certificates evidencing the Series B Preferred Stock redeemed are not delivered to the Company prior to the tenth business day following the Effective Date of the Optional Redemption, the redemption of the Series B Preferred Stock pursuant to this Article still be deemed effective as of the Effective Date of the Optional Redemption and the Optional Redemption Price shall be paid to the holder of Series B Preferred Stock redeemed within 5 business days of the date the certificates evidencing the Series B Preferred Stock redeemed are actually delivered to the Company.

                 The Corporation shall not be entitled to send any Optional Redemption Notice and begin the redemption procedure unless it has (i) the full amount of the Optional Redemption Price, in cash, available in a demand or other immediately available account in a bank or similar financial institution or (ii) immediately available credit facilities, in the full amount of the Optional Redemption Price, with a bank or similar financial institution on the date the Redemption Notice is delivered to the applicable holder. Notwithstanding the foregoing the thirty (30) day notice period referred to herein shall be extended with respect to any holder of Series B Preferred Stock by such number of days after the date of the Optional Redemption Notice as such holder is not permitted to sell all of the shares of Common Stock upon conversion of its Series B Preferred Stock pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (or a successor statute) (the "SECURITIES ACT"), Regulation S under the Securities Act, pursuant to Rule 144(k) under the Securities Act, or any other exemption under the Securities Act.





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                 The "OPTIONAL REDEMPTION PRICE" with respect to each share of
Series B Preferred Stock shall mean the amount equal to the product obtained by multiplying (i) the sum of the Stated Value thereof plus an amount equal to ten (10%) percent per annum of such Stated Value for the period beginning on the issuance of such share and ending on the Effective Date of the Optional Redemption hereunder multiplied by (ii) 130%.


                  VI.  Conversion at the Option of the Holder

                 A. (i) Subject to the limitations contained in Article VI.A(ii), each holder of shares of Series B Preferred Stock may, at its option, at any time on or after that date which is sixty (60) days after the Closing Date, upon surrender of the certificates therefor, convert shares of Series B Preferred Stock held by such holder into shares of Common Stock (an "OPTIONAL CONVERSION"). Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the sum of (i) the Stated Value thereof, plus (ii) an amount equal to ten percent (10%) per annum of such Stated Value for the period beginning on the Closing Date and ending on the Conversion Date (the "PREMIUM"), by (y) the then effective Conversion Price (as defined below); provided, however, that in no event shall holders of shares of Series B Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series B Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, the Warrants issued pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this proviso is being made would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso contained in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (x) of such proviso. The restriction contained in the proviso of this Article V.A shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the Common Stock shall approve such alteration, amendment, deletion or change.

                          (ii)  The Series B Preferred Stock may be converted
into shares of Common Stock only in accordance with the following schedule:

                                  (a)  On any Trading Day (as defined below)
that the average of the Closing Prices (as defined below) for the Common Stock for the five (5) consecutive Trading Days immediately preceding such Trading Day is greater than 100% of the Maximum Conversion Price then in effect (as defined below) but does not exceed 150% of the Maximum Conversion Price then





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in effect, a holder of Series B Preferred Stock may only convert shares of
Series B Preferred Stock to the extent that the number of Conversion Shares to be issued together with the aggregate number of Conversion Shares issued to or Sold Short (as defined in the Securities Purchase Agreement) by such holder during the thirty (30) day period ending on the Trading Day immediately preceding the Trading Day of such proposed conversion does not exceed 0.50 multiplied by the number of Conversion Shares which would have been issuable (based on the Conversion Price which would have been in effect on the Closing
Date) upon conversion in full of the Preferred Shares issued to or acquired by such holder on the Closing Date or thereafter; or

                                  (b)  On any Trading Day that the average of
the Closing Prices for the Common Stock for the five (5) consecutive Trading Days immediately preceding such Trading Day is less than the Maximum Conversion Price then in effect a holder of Series B Preferred Stock may only convert shares of Series B Preferred Stock to the extent that the number of Conversion Shares to be issued together with the aggregate number of Conversion Shares issued to or Sold Short (as such term is defined in the Securities Purchase Agreement) by such holder during the thirty (30) day period ending on the Trading Day immediately preceding the Trading Day of such proposed conversion does not exceed 0.25 multiplied by the number of Conversion Shares which would have been issuable (based on the Conversion Price which would have been in effect on the Closing Date) upon conversion in full of the Preferred Shares issued to or acquired by such holder on the Closing Date or thereafter.

Notwithstanding the foregoing, (i) on any Trading Day on or after the date which is sixty (60) days after the Closing Date that the average of the Closing Prices for the Common Stock for the five (5) consecutive Trading Days ending on the immediately preceding Trading Day is greater than 150% of the Maximum Conversion Price and (ii) at any time after the delivery by the Company of an Offering Redemption Notice to the holders of Series B Preferred Stock pursuant to Article V.C hereof, the restrictions contained in this Article VI.A shall not be applicable and the holder may convert the Series B Preferred Stock without restriction.

                 B. The "CONVERSION PRICE" shall be the lesser of (i) the Applicable Percentage (as hereinafter defined) of the average of the Closing Prices for the Common Stock for the five (5) consecutive Trading Days ending one Trading Day prior to the date (the "CONVERSION DATE") the Conversion Notice is sent by a holder to the Corporation via facsimile (the "DISCOUNTED CONVERSION PRICE"), and (ii) the average of the Closing Prices for the Common Stock for the ten (10) consecutive Trading Days ending on the sixtieth (60th) day (or the first Trading Day thereafter if such day is not a Trading Day) after the Closing Date (the "MAXIMUM CONVERSION PRICE") (subject to equitable adjustments from time to time pursuant to the antidilution provisions of
Article VI.C below). "TRADING DAY" shall mean any day on which the Common Stock is traded for any period on the Bulletin Board, the SmallCap or on the principal securities exchange or other securities market on which the Common Stock is then being traded. The "APPLICABLE PERCENTAGE" shall be determined in accordance with the following schedule:

    Number of Days After Closing Date                  Applicable Percentage
    ---------------------------------                  ---------------------




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        60  greater than or equal to   X   less than   90        86%

        90  greater than or equal to   X   less than  120        84%

       120  greater than or equal to   X   less than  150        82%

       150  greater than or equal to   X   less than  180        80%

       180  greater than or equal to   X   less than  210        78%

       210  greater than or equal to   X   less than  240        76%

       240  greater than or equal to   X   less than  270        74%

       270  greater than or equal to   X   less than  300        72%

       300  greater than or equal to   X   less than             70%


Where X represents the Conversion Date.

                 C. The Conversion Price shall be subject to adjustment from time to time as follows:

                          (a)     Adjustment to Maximum Conversion Price Due to
Stock Split, Stock Dividend, Etc. If at any time when the Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination reclassification, below-Market Price (as defined in Article VI.G) rights offering to all holders of Common Stock or other similar event, the Maximum Conversion Price shall each be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Maximum Conversion Price shall each be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

                          (b)     Adjustment to Conversion Price.  If at any
time when Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price (as defined in Article VI.G) rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Mandatory Conversion of the Series B Preferred Stock, then the Discounted Conversion Price or Maximum Conversion Price, as the case may be, shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all five (5) or ten
(10) Trading Days, as the case may be, utilized to calculate the Conversion
Price.

                          (c)     Adjustment Due to Merger, Consolidation, Etc.
If, at any time when Series B Preferred Stock is issued and outstanding and prior to the conversion of all Series B Preferred Stock, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and its capital stock is unchanged), (iii) any sale or transfer of





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all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, then the holders of Series B Preferred Stock shall, upon being given at least thirty (30) days prior written notice of such transaction, thereafter have the right to purchase and receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series B Preferred Stock held by such holders had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any transaction described in this subsection (c) unless (i) each holder of Series B Preferred Stock has received written notice of such transaction at least thirty
(30) days prior thereto and in no event later than ten (10) days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the provisions of this paragraph have been complied with.
The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series B Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

                          (d)     No Fractional Shares.  If any adjustment
under this Article VI.C. would create a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher number of shares.

                 D. In order to convert Series B Preferred Stock into full shares of Common Stock, a holder shall: (i) fax a copy of the fully executed notice of conversion in the form attached hereto ("NOTICE OF CONVERSION") to the Corporation at the office of the Corporation or its designated Transfer Agent, if any, for the Series B Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series B Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of each certificate to be converted) prior to Midnight, New York City time (the "CONVERSION NOTICE DEADLINE") on the date of conversion specified on the Notice of Conversion (the "CONVERSION DATE"); and (ii) surrender the original certificates representing the Series B Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent, if any, for the Series B Preferred Stock; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of





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Common Stock issuable upon such conversion unless either the Preferred Stock
Certificates are delivered to the Corporation or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below). In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue such number of shares of Common Stock to purchase shares of Common Stock that are not disputed in accordance with subparagraph (b) below. The Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall audit the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations.
The accountant's calculation shall be deemed conclusive absent manifest error.

                          (a)     Lost or Stolen Certificates.  Upon receipt by
the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

                          (b)     Delivery of Common Stock Upon Conversion.
Upon the surrender of certificates as described above from a holder of Series B Preferred Stock accompanied by a Notice of Conversion, the Corporation shall issue and, within two (2) business days (the "DELIVERY PERIOD") after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above), deliver to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series B Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series B Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $250 in cash for the first day beyond such Delivery Period that the Corporation fails to deliver Common Stock issuable upon surrender of shares of Series B Preferred Stock with a Notice of Conversion and $500 per day in cash for each day thereafter until such time as the earlier of the date that the Corporation has delivered all such Common Stock and the tenth business day beyond such Delivery Period. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued. In the event the Corporation fails to deliver such Common Stock prior to the expiration of the ten (10) business day period after the Delivery Period for any reason (whether due to a requirement of law or a stock exchange or otherwise), such holder shall be entitled to (in addition to any other remedies available to the holder), Conversion Default Payments (as defined herein) in accordance with
Article VI.E. hereof beginning on the expiration of such ten (10) business day period.

                          (c)     No Fractional Shares.  If any conversion of
Series B Preferred Stock would result in a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next higher number of shares.

                          (d)     Conversion Date.  The "CONVERSION DATE" shall
be the date specified in the Notice of Conversion, provided (i) that the advance copy of the Notice of Conversion is faxed to the Corporation before Midnight, New York City time, on the Conversion Date, and (ii) that the original Preferred Stock Certificate(s), duly endorsed, are surrendered along with a copy of the Notice of Conversion as soon as practicable thereafter to the office of the Corporation or the Transfer Agent for the Series B Preferred Stock. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series B Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion.

                 E. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series B Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series B Preferred Stock shall be convertible at the then current Conversion Price the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series B Preferred Stock on the new basis. If, at any time, a holder of shares of Series B Preferred Stock submits a Conversion Notice and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "CONVERSION DEFAULT"), the Corporation shall issue to the holder all of the shares of Common Stock which are available to effect such conversion (including, with the holder's written consent, any shares underlying outstanding Warrants held by such Holder ("BORROWED SHARES")). The number of shares of Series B Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (including Borrowed Shares, if any) (the "EXCESS AMOUNT") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the first day of the Conversion Default (the "CONVERSION DEFAULT DATE") and (ii) the Conversion Price on the Conversion Date subsequently elected by the holder in respect thereof. The Corporation shall pay to the holder payments ("CONVERSION DEFAULT PAYMENTS") for a Conversion Default in the amount of (a) (N/365), multiplied by
(b) the sum of the Stated Value with respect to each share of Series B Preferred Stock, multiplied by (c) the Default Amount on the Conversion Default Date, multiplied by (d) .25, where (i) N = the number of days from the Conversion Default Date to the date (the "AUTHORIZATION DATE") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series B Preferred Stock and (ii) "DEFAULT AMOUNT" means the Excess Amount plus the number of shares of Series B Preferred Stock that would not be convertible as a result of this Article VI.E but for the Borrowed Shares. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

                          (a)     In the event holder elects to take such
payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                          (b)     In the event holder elects to take such
payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI.

                 Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock as required pursuant to the terms of this
Article VI.E or to cause a Mandatory Redemption pursuant to Article V.B, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                 F. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

                 G. "MARKET PRICE," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported on the SmallCap for the five (5) Trading Days immediately preceding such date, or (ii) if SmallCap is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Corporation. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

                           VII.  Mandatory Conversion

         Each share of Series B Preferred Stock issued and outstanding on November 4, 1998, automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with the provisions of Article VI hereof (the "MANDATORY CONVERSION").

                              VIII.  Voting Rights

         The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law ("DGCL"), and in this Article VIII, and in Article IX below.

         Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten
(10) days prior to the record date specified therein (or 30 days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to notice of (and copies of proxy materials and other information sent to shareholders) all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and the DGCL.

                           IX.  Protection Provision

         So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                          (a)     alter or change the rights, preferences or
privileges of the Series B Preferred Stock or any Senior Securities or Pari Pasu Securities so as to affect adversely the Series B Preferred Stock (other than the initial designation of the New Preferred Stock contemplated by Article II(iii)(B));

                          (b)     create any new class or series of capital
stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "SENIOR SECURITIES");

                          (c)     create any new class or series of capital
stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "PARI PASSU SECURITIES") (other than the initial designation of the New Preferred Stock contemplated by Article II(iii)(B));

                          (d)     increase the authorized number of shares of
Series A Preferred Stock, Series B Preferred Stock or new Preferred Stock (after its initial designation);

                          (e)     issue any shares of Series B Preferred Stock
after November 4, 1996; or

                          (f)     do any act or thing not authorized or
contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         In the event holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "DISSENTING

HOLDERS") and Dissenting Holders shall have the right for a period of thirty
(30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series B Preferred Stock.

                  X.  Cancellation of Series B Preferred Stock

         In the event any shares of Series B Preferred Stock shall be converted pursuant to Article VI, the shares so converted shall be canceled, shall return to the status of unauthorized, but unissued preferred stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

                           XI.  Condition to Transfer

         The shares of Series B Preferred Stock are not transferrable unless the transferee thereof shall deliver a written agreement to the Corporation, which agreement shall be for the benefit of the Corporation and all holders of Series B Preferred Stock, pursuant to which such transferee agrees to be bound by the restrictions contained in Section 2(a) of the Securities Purchase Agreement.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 4th day of November, 1996.


                                    AMERICAN BIOMED, INC.



                                    By: /s/ Steven B. Rash
                                       ---------------------------------------

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
               in order to Convert the Series B Preferred Stock)

The undersigned hereby irrevocably elects to convert shares of Series B Preferred Stock (the "CONVERSION"), represented by stock certificate Nos(s). ___________ (the "PREFERRED STOCK CERTIFICATES") into shares of common stock ("COMMON STOCK") of American Biomed, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designation of Series B Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The undersigned represents and warrants that the Conversion complies with the restrictions set forth in Article VI.A.(ii) of the Certificate of Designation.

The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Series B Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

         Check if applicable  [ ]

         The undersigned acknowledges that the securities to which this certificate relates have not been registered under the Securities Act of 1933, as amended (the "1933 ACT") and that offers, sales or other transfers of such securities must be made in compliance with Regulation S promulgated under the 1933 Act, pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from registration, and the undersigned certifies that the undersigned has not made, nor will the undersigned make or cause to be made, any offer, sale or other transfer of such securities, in violation of the 1933 Act, other applicable securities laws or the rules and regulations of the Securities and Exchange Commission.

                                 Date of Conversion:___________________________

                                 Applicable Conversion Price:__________________

                                 Number of Shares of
                                 Common Stock to be Issued:___________________

                                 Signature:___________________________________

                                 Name:________________________________________

                                 Address:_____________________________________

* The Corporation is not required to issue shares of Common Stock until the original Series B Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Designation for the number of business days such issuance and delivery is late.